Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ballantyne Strong, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-03849, 333-116739, 333-139177, 333-153408, 333-169115, 333-196019, 333-207921, and 333-218770) on Form S-8 of Ballantyne Strong, Inc. (the Company) of our report dated March 7, 2016, with respect to the consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, cash flows, and the related financial statement schedule, before the effects of the adjustments applied relating to the operations that have been reclassified as discontinued operations as more fully described in Note 2 to the consolidated financial statements for the year ended December 31, 2015, and before the effects of the adjustments applied relating to the reclassification of results between segments as more fully described in Note 17 to the consolidated financial statements for the year ended December 31, 2015 which report appears in the December 31, 2017 annual report on Form 10-K of Ballantyne Strong, Inc.

/s/ KPMG LLP

Omaha, Nebraska

March 15, 2018